Exhibit 99.1

For Immediate Release

Contact:
Media
Melissa Brotz
(847) 935-3456
-or-
Jonathon Hamilton
(847) 935-8646

Financial Community
John Thomas
(847) 938-2655
-or-
Tina Ventura
(847) 935-9390

ABBOTT TO ACQUIRE GUIDANT VASCULAR BUSINESS CONTINGENT UPON CLOSE OF BOSTON SCIENTIFIC’S PROPOSED ACQUISITION OF GUIDANT

— Abbott Would Obtain the Market-Leading Line of Coronary and Peripheral Vascular Products —

ABBOTT PARK, Ill., Jan. 8, 2006—Abbott today announced it has entered into an agreement with Boston Scientific to acquire Guidant’s entire vascular business, which had sales in excess of $1 billion in 2004.  This follows Boston Scientific’s announcement of a definitive offer to acquire Guidant.  The agreement is subject to approval by regulatory authorities and is contingent upon the closing of Boston Scientific’s proposed acquisition of Guidant.

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The agreement would provide Abbott with Guidant’s vascular intervention and endovascular solutions businesses, including vascular commercial, R&D and manufacturing operations, as well as the market-leading line of coronary and peripheral vascular products.  In addition, as part of the agreement, Abbott would gain a broad portfolio of intellectual property, including rapid exchange technology and stent designs, as well as Guidant’s Xience drug-eluting stent, currently in development.  This acquisition would complement Abbott’s portfolio of innovative vascular products.

In addition to completing the development of the Xience product, Abbott would market it directly as well as license the drug-eluting stent technology and supply the product to Boston Scientific. Under the supply arrangement, Abbott would receive substantial payments from Boston Scientific based on sales of the drug-eluting stent product.

Under the terms of the agreement, Abbott would pay Boston Scientific $3.8 billion for Guidant’s vascular business on or around the closing of Boston Scientific’s acquisition of Guidant. Additionally, Abbott would pay Boston Scientific milestone payments of $250 million at U.S. Food and Drug Administration approval of Guidant’s drug-eluting stent, and an additional payment of $250 million upon a similar approval in Japan. Abbott would also provide a five-year, $700 million interest-bearing loan to Boston Scientific.

Abbott anticipates the acquisition of Guidant’s vascular business would be slightly dilutive to ongoing earnings per share in 2006 and accretive thereafter. Abbott would expect to incur one-time charges following the closing of the acquisition primarily related to in-process research and development, to be specified at a future date.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics.  The company employs 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended March 31, 2005, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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